                                   EXHIBIT 28

                             UNIPROP INCOME FUND II
                            2006 PROPERTY APPRAISALS

Cushman & Wakefield has recently completed market value appraisals of Uniprop Income Fund II's nine properties. The table below sets forth certain appraisal information for each property, as well as a comparison to the original cash purchase price:

(IN $1,000)

                                            3/06          3/05             %
PROPERTY                                 APPRAISALS    APPRAISALS       VARIANCE

Ardmor Village                             $ 9,000       $10,250         (12.2%)
Camelot Manor                                5,300         6,000         (11.7%)
Country Roads                                3,250         3,700         (12.2%)
Dutch Hills                                  5,950         6,000           (.8%)
El Adobe                                    13,750        10,400          32.2%
Paradise Village                             6,450         5,850          10.3%
Stonegate Manor                              5,700         5,700             0%
Sunshine Village                            16,050        15,850           1.3%
West Valley                                 18,550        16,300          13.8%
                                           -------       -------       -------

Grand Total:                               $84,000       $80,050           4.9%

                     2006 ESTIMATED NET ASSET VALUE OF UNITS

Based on the March 2006 appraisal of the Partnership's properties, the General Partner has calculated the estimated net asset value of each Unit, based on the following assumptions:

o        Sale of the Properties in March 2006 for their appraised value.

o        Costs and selling expenses are 3.0% of the sale price.

o        Tax consequences of a sale are not taken into consideration.

The estimated net asset value of each unit, assuming the sale of the properties at their present appraised value is $16.55 calculated as follows:

Aggregate appraised value:                                           $84,000,000

Less: Selling Expenses (3.0%)                                          2,520,000
      Mortgage Debt:                                                  26,824,354
                                                                     -----------

Net Sales Proceeds:                                                  $54,655,646
                                                                     -----------

Number of Units:                                                       3,303,387
Net Sales Proceeds per unit:                                         $     16.55